Exhibit 99.1

Net 1 UEPS Technologies, Inc. Announces Fourth Quarter and Year-end June 30, 2007 Results

Johannesburg, South Africa (August 29, 2007) –Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (Nasdaq: UEPS) today announced results for the fourth quarter and year ended June 30, 2007.

Results

Three months ended June 30, 2007 and 2006

	GAAP Q4 2007	Fundamental Q4 2007 (1)	GAAP and Fundamental Q4 2006	GAAP Variance %	Fundamental Variance %
Net income (US$’000)	17,531	19,086	15,545	13%	23%

Earnings per share, basic (US cents)	31	33	27	15%	22%

Revenue (US$’000)	60,196	60,196	48,198	25%	25%

(1) - Fundamental net income and earnings per share is GAAP net income and earnings per share excluding the effects related to a potential acquisition that the Company ultimately determined not to pursue, the amortization of acquisition-related intangible assets, net of deferred taxes, and stock-based compensation charges.

     Since the Company’s reporting currency is the U.S. dollar (“USD”) but its functional currency is the South African rand (“ZAR”), and due to the significant impact of currency fluctuations between the USD and the ZAR on the Company’s results of operations, the Company also analyzes its results of operations in ZAR to assist investors in understanding the changes in the underlying trends of its business. During the three months and year ended June 30, 2007, the ZAR was significantly weaker against the USD than during the same periods in the prior year. The impact of these changes on results of operations is shown under the column “Change” in the tables of key metrics included in Attachment A at the end of this press release.

	GAAP Q4 2007	Fundamental Q4 2007	GAAP and Fundamental Q4 2006	GAAP Variance %	Fundamental Variance %
Net income (ZAR’000)	124,793	135,871	100,149	25%	36%

Earnings per share, basic (ZAR cents)	219	238	174	26%	37%

Revenue (ZAR’000)	428,500	428,500	310,514	38%	38%

Year ended June 30, 2007 and 2006

	GAAP YE 2007	Fundamental YE 2007	GAAP and Fundamental YE 2006	GAAP Variance %	Fundamental Variance %
Net income (US$’000)	63,679	69,808	59,232	8%	18%

Earnings per share, basic (US cents)	112	123	105	7%	17%

Revenue (US$’000)	223,968	223,968	196,098	14%	14%

	GAAP YE 2007	Fundamental YE 2007	GAAP and Fundamental YE 2006	GAAP Variance %	Fundamental Variance %
Net income (ZAR’000)	459,126	503,315	379,837	21%	33%

Earnings per share, basic (ZAR cents)	806	884	673	20%	31%

Revenue (ZAR’000)	1,614,809	1,614,809	1,257,525	28%	28%

Use of Non-GAAP measures

     On July 3, 2006, the Company acquired Prism Holdings Limited (“Prism”) and has combined its results with those of the Company. Effective October 1, 2006, Prism acquired the remaining 25.1% of EasyPay (Pty) Ltd (“EasyPay”). Under United States generally accepted accounting principles (“GAAP”), the Company is required to fair value all intangible assets on the date of acquisition and amortize these intangible assets over their expected useful lives. In addition, under GAAP, the Company is required to measure the fair value of options granted to Prism employees and other employees and recognize a stock-based compensation charge over the requisite service period. The Company's GAAP net income and earnings per common share and linked unit for the three months and year ended June 30, 2007 include this amortization of Prism and EasyPay intangibles acquired and stock-based compensation charge related to these options, as well as expenses relating to an acquisition that the Company ultimately determined not to pursue. The Company excludes these items when calculating fundamental net income and earnings per common share and linked unit because management believes that these adjustments enhance its own evaluation, as well as the investor's understanding, of the Company's performance. Attachment C presents a reconciliation between GAAP and fundamental net income and earnings per common share and linked unit.

Financial results excluding Prism

     The Company’s consolidated financial results excluding Prism’s consolidated financial results are attached as Attachment B.

Fourth Quarter Highlights

  $250.0 million in transactions were processed through the Company’s merchant acquiring system in the fourth quarter of fiscal 2007, compared to $189.6 million in the fourth quarter of fiscal 2006. During the three months ended June 30, 2007, 3,460,025 grants were paid through the Company’s terminal base, compared to 2,554,616 during the three months ended June 30, 2006;
  4,357 terminals were in use at 2,598 participating UEPS retail locations as of June 30, 2007, compared with 4,038 terminals in use at 2,381 locations as of June 30, 2006. This increase in the number of terminals and participating UEPS retail locations is largely due to the broadening of the terminal base in the NorthWest province. The number of transactions processed per terminal increased from 643 during the three months ended June 30, 2006, to 811 during the three months ended June 30, 2007;
  UEPS transaction-based activities effected 11.4 million payments during the fourth quarter of fiscal 2007, a 4% increase over the number of payments effected during the fourth quarter of fiscal 2006;
  A total of 3,812,273 UEPS smart card-based accounts were active at June 30, 2007, compared to 3,653,696 active accounts at June 30, 2006;
  EasyPay processed 114,177,612 transactions and generated an average fee per transaction of $0.03; and;
  Award of the National Switch and Smart Card Payment System tender by the Central Bank of Ghana.

Comments and Outlook

     “Once again, I am pleased with our overall performance, specifically with the quality of our earnings, our growth and our cash conversion rate”, said Dr. Serge Belamant, chairman and chief executive officer of Net1. “I am awaiting the outcome of the SASSA tender evaluation with cautious optimism; we have worked very hard and have proposed a national solution that government can rely on to deliver welfare grants in the most secure, efficient and dignified manner. Our track record in the five provinces in which we pay more than four million people monthly is a testament to the quality and industrial strength of our technological and operational abilities. We have also integrated Prism into the greater Net1 family over the last twelve months and the benefits we had anticipated are currently being realized. As a result, I expect our newly patented UEPS mobile payment system to play a material role in the future growth of Net1 as it will allow for the seamless bridging of payments between first and third world economies. Finally, we have appointed a number of sales, support and operational executives to bolster our fast growing international operations. It is also significant that more than 40 IT specialists are now working full time on the enhancement, customization and maintenance of our UEPS flagship which is fast becoming the new standard for payments in the developing world. The future success of Net1 will, in my view, be directly proportional to our international market penetration. Successes such as our Ghanaian tender demonstrate our ability to achieve this goal in the near term. I am confident about the prospects of Net1 over the next years as I believe that we are fast reaching the tipping point where the UEPS is no longer just a nice to have, but the essence of any growing economy”, he concluded.

     “Our guidance for the 2008 fiscal year is based on the assumption that our current business activities will continue as usual,” said Herman Kotzé, chief financial officer of Net1. “On this basis, and assuming a constant currency rate, we anticipate our fundamental earnings per share growth rate to exceed 20% for fiscal 2008”, he concluded.

Conference call

     Net1 will host a conference call to review fourth quarter and annual results on August 30, 2007 at 8:00 a.m Eastern Daylight Time. To participate in the call, dial 1-866-752-6302 (U.S. only), 1-866-802-2463 (Canada only), 0-800-917-8183 (U.K. only) or 0-800-203-599 (South Africa only) five minutes prior to the start of the call. The passcode is “Net1”. The call will also be webcast on the Net1 homepage, www.net1ueps.com. Please click on the webcast link at least 10 minutes prior to the call. A replay of the call may be accessed through the Net1 website through September 20, 2007.

About Net1 (www.net1ueps.com)

     Net1 provides its universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. The Company believes that it is the first company worldwide to implement a system that can enable the estimated four billion people who generally have limited or no access to a bank account to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. To accomplish this, the Company has developed and deployed the UEPS. This system uses secure smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of Net1’s system can enter into transactions at any time with other cardholders in even the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, Net1’s system can be used for banking, health care management, international money transfers, voting and identification.

     The Company also focuses on the development and provision of secure transaction technology, solutions and services. The Company’s core competencies around secure online transaction processing, cryptography and integrated circuit card (chip/smart card) technologies are principally applied to electronic commerce transactions in the telecommunications, banking, retail, petroleum and utilities market sectors. These technologies form the cornerstones of the “trusted transactions” environment of Prism, a South African based subsidiary of the Company, and provide the Company with the building blocks for developing secure end-to-end payment solutions.

     This announcement contains forward-looking statements pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, such as implementation of the Company’s Prism strategy, product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, foreign currency risks, costs of capital, the ability to consummate and integrate acquisitions, and other risks detailed in the Company’s SEC filings. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Contact William Espley at Net1 Investor Relations at:
Telephone: (604) 484-8750
Toll Free: 1-866-412-NET1 (6381)

NET 1 UEPS TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
for the years ended June 30, 2007, 2006 and 2005

	2007	2006	2005
	(In thousands, except per share data)
REVENUE	$223,968	$196,098	$176,290
Sale of goods	27,716	17,867	11,885
Loan-based interest and fees received	11,460	15,017	19,069
Services rendered	184,792	163,214	145,336
EXPENSE
Cost of goods sold, IT processing, servicing and support	54,417	50,619	50,682
Selling, general and administration	61,625	48,627	45,897
Depreciation and amortization	11,050	5,710	6,591
Costs related to public offering and Nasdaq listing	-	1,529	1,817
OPERATING INCOME	96,876	89,613	71,303
INTEREST INCOME, net	4,401	5,889	2,389
INCOME BEFORE INCOME TAXES	101,277	95,502	73,692
INCOME TAX EXPENSE	37,574	36,653	29,666
NET INCOME BEFORE MINORITY INTEREST AND EARNINGS FROM
EQUITY-ACCOUNTED INVESTMENTS	63,703	58,849	44,026
MINORITY INTEREST	205	-	-
EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	181	383	536
NET INCOME	$63,679	$59,232	$44,562
Net income per share
Basic earnings – common stock and linked units	1.12	1.05	0.81
Diluted earnings – common stock and linked units	1.11	1.03	0.80

NET 1 UEPS TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
as of June 30, 2007 and 2006

	2007	2006
	(In thousands, except share data)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$171,727	$189,735
Pre-funded social welfare grants receivable	26,817	17,223
Accounts receivable, net	30,503	21,219
Finance loans receivable, net	5,755	6,713
Deferred expenditure on smart cards	507	656
Inventory	5,645	1,935
Deferred income taxes	7,028	3,237
Total current assets	247,982	240,718

LONG-TERM RECEIVABLES	54	946
PROPERTY, PLANT AND EQUIPMENT, net	7,582	3,757
EQUITY-ACCOUNTED INVESTMENTS	2,992	4,986
GOODWILL	85,871	13,923
INTANGIBLE ASSETS, net	31,609	5,649

TOTAL ASSETS	376,090	269,979

LIABILITIES
CURRENT LIABILITIES
Bank overdraft	16	20
Accounts payable	5,879	2,073
Other payables	34,457	28,575
Income taxes payable	14,346	12,455
Total current liabilities	54,698	43,123

DEFERRED INCOME TAXES	36,219	17,846

INTEREST BEARING LIABILITIES – outside shareholders loans	4,100	-

COMMITMENTS AND CONTINGENCIES	-	-

TOTAL LIABILITIES	95,017	60,969

SHAREHOLDERS’ EQUITY
COMMON STOCK
Authorized shares: 83,333,333 with $0.001 par value;
Issued and outstanding shares: 2007: 51,730,547; 2006: 49,744,852	52	50

SPECIAL CONVERTIBLE PREFERRED STOCK
Authorized shares: 50,000,000 with $0.001 par value;
Issued and outstanding shares: 2007: 5,656,110; 2006: 7,315,099	5	7

B CLASS PREFERENCE SHARES
Authorized shares: 330,000,000 with $0.001 par value;
Issued and outstanding shares (net of shares held by the Company): 2007:
41,676,625; 2006: 53,900,752	7	9

ADDITIONAL PAID-IN CAPITAL	112,167	105,792

TREASURY SHARES, AT COST: 2007: 299,821; 2006: 147,973	(7,795)	(3,958)

ACCUMULATED OTHER COMPREHENSIVE LOSS	(3,915)	(9,763)

RETAINED EARNINGS	180,552	116,873

TOTAL SHAREHOLDERS’ EQUITY	281,073	209,010

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$376,090	$269,979

NET 1 UEPS TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the years ended June 30, 2007, 2006 and 2005

	2007	2006	2005
	(In thousands)

Cash flows from operating activities
Net income	$63,679	$59,232	$44,562
Adjustments to reconcile net income to net cash provide by operating activities:
Depreciation and amortization	11,050	5,710	6,591
Earnings from equity-accounted investments	(181)	(383)	(536)
Fair value adjustment related to financial liabilities	161	6	49
Fair value adjustments of FAS 133 derivative instruments	25	(90)	(507)
Interest payable	234	-	-
(Profit) Loss on disposal of property, plant and equipment	(286)	(210)	14
Loss on disposal of equity-accounted investment – Permit Group 2 (Pty) Ltd	586	-	-
Profit on disposal of business	-	(10)	-
Minority interest	205	-	-
Stock compensation charge, net of forfeitures	910	150	-
Write down of property, plant and equipment	-	314	-
Other	-	-	(34)
Increase in accounts receivable, pre-funded social welfare grants
receivable and finance loans receivable	(9,469)	(13,870)	(5,462)
Decrease in deferred expenditure on smart cards	155	3,199	1,063
Increase in inventory	(2,203)	(109)	(979)
(Decrease) Increase in accounts payable and other payables	(1,470)	13,183	(1,850)
Increase (Decrease) in taxes payable	268	(471)	(10,723)
Increase in deferred taxes	1,802	9,126	5,954
Net cash provided by operating activities	65,466	75,777	38,142

Cash flows from investing activities
Capital expenditures	(3,745)	(1,821)	(3,436)
Proceeds from disposal of property, plant and equipment	685	336	39
Proceeds from disposal of business	-	10	-
Proceeds from disposal of equity-accounted investment
- Permit Group 2 (Pty) Ltd	2,301	-	-
Long-term receivables and loan to equity-accounted investment repaid	1,622	-	-
Acquisition of and advance of loans to equity-accounted investments	(360)	(4,030)	-
Acquisition of Prism Holdings Limited and remaining 25.1% of EasyPay, net of
cash acquired	(92,043)	-	-
Net cash used in investing activities	(91,540)	(5,505)	(3,397)

Cash flows from financing activities
Proceeds from issue of common stock	909	33,661	-
Acquisition of treasury stock	(1,000)	(3,958)	-
Proceeds from bank overdraft	84,657	20	-
Repayment of bank overdraft	(84,854)	-	(19)
Proceeds from interest bearing liabilities	3,513	-	-
Net cash provided by (used in) financing activities	3,225	29,723	(19)

Effect of exchange rate changes on cash	4,841	(18,009)	(7,259)

Net (decrease) increase in cash and cash equivalents	(18,008)	81,986	27,467

Cash and cash equivalents – beginning of year	189,735	107,749	80,282

Cash and cash equivalents at end of year	$171,727	$189,735	$107,749

Net 1 UEPS Technologies, Inc.
Attachment A
Key metrics and statistics at and for the three months ended June 30, 2007 and 2006:
Three months ended June 30, 2007 and 2006

					Three
					months
	Three months ended				ended	Year ended
	June 30,		Change		March 31,	June 30,
				Constant
	2007	2006		Exchange	2007	2006
	US$	US$	Actual	Rate (1)	US$	US$
Key statement of operations data, in
’000, except EPS
Revenue	$60,196	$48,198	25%	38%	$61,275	$196,098
Operating income	24,491	23,001	6%	18%	29,068	89,613
Income tax expense	8,647	9,591	(10)%	0%	11,397	36,653
Net income	$17,531	$15,545	13%	25%	$18,253	$59,232

Earnings per share,
Basic (cents)	31	27	15%	27%	32	105.8
Diluted (cents)	31	27	15%	27%	32	103.3

Fundamental earnings per share,
Basic (cents)	33	27	22%	35%	34	105.8

Key segmental data, in ’000, except
margins
Revenue:
Transaction-based activities	$35,834	$30,346	18%	30%	$40,962	$117,186
Smart card accounts	8,840	9,354	(5)%	4%	8,655	36,220
Financial services	2,605	3,673	(29)%	(22)%	2,858	16,129
Hardware, software and related
technology sales	12,917	4,825	168%	196%	8,800	26,563
Total consolidated revenue	$60,196	$48,198	25%	38%	$61,275	$196,098

Consolidated operating income (loss):
Transaction-based activities	$17,986	$16,576	9%	20%	$24,869	$60,653
Smart card accounts	4,018	4,252	(6)%	4%	3,934	16,464
Financial services	593	1,475	(60)%	(56)%	930	6,929
Hardware, software and related
technology sales	3,494	3,331	5%	16%	991	16,721
Corporate/ Eliminations	(1,600)	(2,633)	(39)%	(33)%	(1,656)	(11,154)
Total operating income	$24,491	$23,001	6%	18%	$29,068	$89,613

Operating income margin (%)
Transaction-based activities	50%	55%			61%	52%
Smart card accounts	45%	45%			45%	45%
Financial services	23%	40%			33%	43%
Hardware, software and related
technology sales	27%	69%			11%	63%
Overall operating margin	41%	48%			47%	46%

	June 30,	June 30,
	2007	2006
Key balance sheet data, in ’000
Cash and cash equivalents	$171,727	$189,735	(9)%
Total current assets	247,982	240,718	3%
Total assets	376,090	269,979	39%
Total current liabilities	54,698	43,123	27%
Total shareholders’ equity	$281,073	$209,010	34%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the fourth quarter of fiscal 2007 also prevailed during the fourth quarter of fiscal 2006.

Three months ended June 30, 2007 and 2006 (continued)

				Three
				months
	Three months ended			ended	Year ended
	June 30,		Change	March 31,	June 30,
	2007	2006		2007	2006

Additional information:
Transaction-based activities:
Total number of grants paid:

KwaZulu-Natal	5,063,452	4,758,244	6%	5,079,328	18,117,676
Limpopo	2,938,435	2,874,214	2%	2,925,621	11,154,040
North West	869,781	815,746	7%	833,683	3,181,242
Northern Cape	421,102	397,809	6%	417,990	1,585,846
Eastern Cape	2,141,921	2,111,103	1%	2,153,674	8,204,977
	11,434,691	10,957,116	4%	11,410,296	42,243,781

Average revenue per grant paid:	ZAR	ZAR		ZAR	ZAR
KwaZulu-Natal	20.49	20.45	0%	19.35	20.14
Limpopo	16.81	16.21	4%	16.19	15.59
North West	22.30	18.08	23%	21.19	18.10
Northern Cape	18.55	20.46	(9)%	18.62	19.30
Eastern Cape	15.02	11.95	26%	12.89	12.04

UEPS merchant acquiring system:
Terminals installed at period end	4,357	4,038	8%	4,179	4,038
Number of participating retail
locations at period end	2,598	2,381	9%	2,511	2,381
Value of transactions processed
through POS devices during the
quarter (in ZAR ’000)	1,777,436	1,225,168	45%	1,726,532	1,225,168
Value of transactions processed
through POS devices during the
completed pay cycles for the quarter
(in ZAR ’000)	1,777,738	1,213,026	47%	1,634,410	1,213,026
Average number of grants processed
per terminal during the quarter	811	643	26%	845	643
Average number of grants processed
per terminal during the completed pay
cycles for the quarter	810	639	27%	807	639

EasyPay transaction fees:
Number of transactions processed	114,177,612	-
Average fee per transaction (in ZAR)	0.20

Three months ended June 30, 2007 and 2006 (continued)

				Three
				months
	Three months ended			ended	Year ended
	June 30,		Change	March 31,	June 30,
	2007	2006		2007	2006
Smart card accounts:
Total number of smart card accounts	3,812,273	3,653,696	4%	3,803,150	3,653,696

Hardware, software and related
technology sales:
Ad hoc significant hardware sales
(US$ ’000)
Nedbank POS’s, pin pads, smart cards
and other hardware	2,348	2,400	10%	-	13,300
Smartswitch Namibia hardware and
software (before consolidation
adjustments)	-	-	nm	-	3,900
Smartswitch Botswana hardware and
software (before consolidation
adjustments)	-	-	nm	56	-

Financial services: (US$ ’000)
Traditional microlending:
Finance loans receivable – gross	5,263	7,196	(27)%	7,112	7,169
Allowance for doubtful finance loans
receivable	(2,773)	(3,448)	(20)%	(4,359)	(3,448)
Finance loans receivable – net	2,490	3,721	(33)%	2,753	3,721

UEPS-based lending:
Finance loans receivable –net and
gross (i.e., no provisions)	3,265	2,992	9%	3,457	2,992

Earnings (Loss) from equity accounted
investments: (US$ ’000)
SmartSwitch Namibia:
Equity owned	50%	50%		50%	50%

Beginning of period	(810)	(543)		(764)	-
Equity accounted earnings (loss)(1)	56	(55)		(74)	(586)
Foreign currency adjustment	(12)	82		28	70
End of period	(766)	(516)		(810)	(516)

SmartSwitch Botswana:
Equity owned	50%	50%		50%	50%

Beginning of period	(602)	-		(576)	-
Equity accounted (loss) (1)	90	-		(128)	-
Foreign currency adjustment	(105)	-		102	-
End of period	(617)	-		(602)	-

nm – Statistic not meaningful
(1) – includes the elimination of unrealized net income

Key metrics and statistics at and for the year ended June 30, 2007 and 2006:
Year ended June 30, 2007 and 2006

	Year ended
	June 30,		Change
				Constant
	2007	2006		Exchange
	US$	US$	Actual	Rate (1)
Key statement of operations data, in
’000, except EPS
Revenue	$223,968	$196,098	14%	28%
Operating income	96,876	89,613	8%	22%
Income tax expense	37,574	36,653	3%	15%
Net income	$63,679	$59,232	8%	21%

Earnings per share,
Basic (cents)	112	105	7%	20%
Diluted (cents)	111	103	8%	21%

Fundamental earnings per share,
Basic (cents)	123	105	17%	32%

Key segmental data, in ’000, except
margins
Revenue:
Transaction-based activities	$139,006	$117,186	19%	33%
Smart card accounts	34,562	36,220	(5)%	7%
Financial services	11,241	16,129	(30)%	(22)%
Hardware, software and related
technology sales	39,159	26,563	47%	66%

Total consolidated revenue	$223,968	$196,098	14%	28%

Consolidated operating income (loss):
Transaction-based activities	$78,785	$60,653	30%	46%
Smart card accounts	15,710	16,464	(5)%	7%
Financial services	3,351	6,929	(52)%	(46)%
Hardware, software and related
technology sales	6,115	16,721	(63)%	(59)%
Corporate/ Eliminations	(7,085)	(11,154)	(36)%	(29)%
Total operating income	$96,876	$89,613	8%	22%

Operating income margin (%)
Transaction-based activities	57%	52%
Smart card accounts	45%	45%
Financial services	30%	43%
Hardware, software and related
technology sales	16%	63%
Overall operating margin	43%	46%

	Jun 30,	Jun 30,
	2007	2006
Key balance sheet data, in ’000
Cash and cash equivalents	$171,727	$189,735	(9)%
Total current assets	247,982	240,718	3%
Total assets	376,090	269,979	39%
Total current liabilities	54,698	43,123	27%
Total shareholders’ equity	$281,073	$209,010	34%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the year ended June 30, 2007 also prevailed during the year ended June 30, 2006.

Year ended June 30, 2007 and 2006 (continued)

	Year ended
	June 30,		Change
	2007	2006

Additional information:
Transaction-based activities:
Total number of grants paid:
KwaZulu-Natal	20,080,685	18,117,676	11%
Limpopo	11,662,537	11,154,040	5%
North West	3,351,477	3,181,242	5%
Northern Cape	1,669,037	1,585,846	5%
Eastern Cape	8,568,506	8,204,977	4%
	45,332,242	42,243,781	7%

Average revenue per grant paid:	ZAR	ZAR
KwaZulu-Natal	20.04	20.14	0%
Limpopo	16.32	15.59	5%
North West	20.73	18.10	15%
Northern Cape	18.64	19.30	(3)%
Eastern Cape	12.90	12.04	7%

UEPS merchant acquiring system:
Terminals installed at period end	4,357	4,038	8%
Number of participating retail
locations at period end	2,598	2,381	9%
Value of transactions processed
through POS devices during the
quarter (in ZAR ’000)	1,777,436	1,225,168	45%
Value of transactions processed
through POS devices during the
completed pay cycles for the quarter
(in ZAR ’000)	1,777,738	1,213,026	47%
Average number of grants processed
per terminal during the quarter	811	643	26%
Average number of grants processed
per terminal during the completed pay
cycles for the quarter	810	639	27%

EasyPay transaction fees:
Number of transactions processed	441,439,169
Average fee per transaction (in ZAR)	0.21

Year ended June 30, 2007 and 2006 (continued)

	Year ended
	June 30,		Change
	2007	2006
Smart card accounts:
Total number of smart card accounts	3,812,273	3,653,696	4%

Hardware, software and related
technology sales:
Ad hoc significant hardware sales
(US$ ’000)
Nedbank POS’s, pin pads, smart cards
and other hardware	4,400	13,300	(67)%
Smartswitch Namibia hardware and
software (before consolidation
adjustments)	-	3,900	-
Smartswitch Botswana hardware and
software (before consolidation
adjustments)	2,100	-	-

Financial services: (US$ ’000)
Traditional microlending:
Finance loans receivable – gross	5,263	7,169	(27)%
Allowance for doubtful finance loans
receivable	(2,773)	(3,448)	(20)%
Finance loans receivable – net	2,490	3,721	(33)%

UEPS-based lending:
Finance loans receivable –net and
gross (i.e., no provisions)	3,265	2,992	9%

Earnings (Loss) from equity accounted
investments: (US$ ’000)
SmartSwitch Namibia:
Equity owned	50%	50%

Beginning of period	(516)	-
Equity accounted (loss)(1)	(262)	(586)
Foreign currency adjustment	12	70
End of period	(766)	(516)

SmartSwitch Botswana:
Equity owned	50%	50%

Beginning of period	-	-
Equity accounted (loss) (1)	(593)	-
Foreign currency adjustment	(24)	-
End of period	(617)	-

nm – Statistic not meaningful
(1) – includes the elimination of unrealized net income

Net 1 UEPS Technologies, Inc.
Attachment B

Key metrics and statistics for the three months ended June 30, 2007 and 2006 excluding the results of
Prism Holdings Limited:

Three months ended June 30, 2007 and 2006

					Three
					months
	Three months ended				ended	Year ended
	June 30,		Change		March 31,	June 30,
				Constant
	2007(1)	2006		Exchange	2007	2006
	US$	US$	Actual	Rate (2)	US$	US$
Key statement of operations data, in
’000, except EPS
Revenue	$46,183	$48,198	(4)%	6%	$51,711	$196,098
Operating income	23,171	23,001	1%	11%	28,215	89,613
Net income(3)	16,975	$15,545	9%	21%	$18,689	$59,232

Earnings per share,
Basic (cents)(3)	30	27	11%	23%	33	106

Key segmental data, in’000, except
margins
Revenue:
Transaction-based activities	$32,533	$30,346	7%	18%	$37,806	$117,186
Smart card accounts	8,840	9,354	(5)%	4%	8,655	36,220
Financial services	2,605	3,673	(29)%	(22)%	2,858	16,129
Hardware, software and related
technology sales	2,205	4,825	(54)%	(50)%	2,392	26,563
Total consolidated revenue	$46,183	$48,198	(4)%	6%	$51,711	$196,098

Consolidated operating income (loss):
Transaction-based activities	$17,399	$16,576	5%	16%	$23,979	$60,653
Smart card accounts	4,018	4,252	(6)%	4%	3,934	16,464
Financial services	593	1,475	(60)%	(56)%	930	6,929
Hardware, software and related
technology sales	1,419	3,331	(57)%	(53)%	626	16,721
Corporate/ Eliminations	(258)	(2,633)	(90)%	(89)%	(1,254)	(11,154)
Total operating income	$23,171	$23,001	1%	11%	$28,215	$89,613

Operating income margin (%)
Transaction-based activities	53%	55%			63%	52%
Smart card accounts	45%	45%			45%	45%
Financial services	23%	40%			33%	43%
Hardware, software and related
technology sales	64%	69%			26%	63%
Overall operating margin	50%	48%			55%	46%

(1) – Amounts and percentages in this column exclude the consolidated results of Prism Holdings Limited.

(2) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the fourth quarter of fiscal 2007 also prevailed during the fourth quarter of fiscal 2006.

Three months ended June 30, 2007 and 2006 (continued)

(3) – Net income and earnings per share – basic for the three months ended June 30, 2007 are non-GAAP measures as they exclude the results of Prism for the three months ended June 30, 2007, the expense related to the amortization of intangible assets acquired in the Prism acquisition and the stock-based compensation charge related to options granted to Prism employees. Accordingly, Prism’s net income of $1,515, or 3.0 cents is required to be added to the non-GAAP net income and earnings per shares – basic measures and the amortization expense of $890, or 2.0 cents, and the stock-based compensation charge of $69, or 0.0 cents, must be subtracted from the non-GAAP net income and earnings per share - basic measures provided in order to arrive at GAAP net income of $17,531, or 31.0 cents.

The Company believes it meaningful to present this information until the Prism integration is complete and the Company’s shareholders are able to better understand the implications of the Prism acquisition on the Company’s results.

Key metrics and statistics for the year ended June 30, 2007 and 2006 excluding the results of Prism
Holdings Limited:

Year ended June 30, 2007 and 2006

	Year ended
	June 30,		Change
				Constant
	2007(1)	2006		Exchange
	US$	US$	Actual	Rate (2)
Key statement of operations data, in
’000, except EPS
Revenue	$183,455	$196,098	(6)%	5%
Operating income	94,955	89,613	6%	19%
Net income(3)	$64,881	$59,232	10%	23%

Earnings per share,
Basic (cents)(3)	114	105	9%	22%

Key segmental data, in ’000, except
margins
Revenue:
Transaction-based activities	$126,059	$117,186	8%	21%
Smart card accounts	34,562	36,220	(5)%	7%
Financial services	11,241	16,129	(30)%	(22)%
Hardware, software and related
technology sales	11,593	26,563	(56)%	(51)%
Total consolidated revenue	$183,455	$196,098	(6)%	5%

Consolidated operating income (loss):
Transaction-based activities	$75,160	$60,653	24%	39%
Smart card accounts	15,710	16,464	(5)%	7%
Financial services	3,351	6,929	(52)%	(46)%
Hardware, software and related
technology sales	5,334	16,721	(68)%	(64)%
Corporate/ Eliminations	(4,600)	(11,154)	(59)%	(54)%
Total operating income	$94,955	$89,613	6%	19%

Operating income margin (%)
Transaction-based activities	60%	52%
Smart card accounts	45%	45%
Financial services	30%	43%
Hardware, software and related
technology sales	46%	63%
Overall operating margin	52%	46%

(1) – Amounts and percentages in this column exclude the consolidated results of Prism Holdings Limited.

(2) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the year ended June 30, 2007 also prevailed during the year ended June 30, 2006.

Year ended June 30, 2007 and 2006 (continued)

(3) – Net income and earnings per share – basic for the year ended June 30, 2007 are non-GAAP measures as they exclude the results of Prism for the year ended June 30, 2007, the expense related to the amortization of intangible assets acquired in the Prism acquisition and the stock-based compensation charge related to options granted to Prism employees. Accordingly, Prism’s net income of $2,769, or 5.0 cents is required to be added to the non-GAAP net income and earnings per shares – basic measures and the amortization expense of $3,440, or 6.0 cents, and the stock-based compensation charge of $531, or 1.0 cents, must be subtracted from the non- GAAP net income and earnings per share - basic measures provided in order to arrive at GAAP net income of $63,679, or 112.0 cents.

The Company believes it meaningful to present this information until the Prism integration is complete and the Company’s shareholders are able to better understand the implications of the Prism acquisition on the Company’s results.

Net 1 UEPS Technologies, Inc.
Attachment C
Reconciliation of GAAP results to fundamental results:
Three months ended June 30, 2007 and 2006

	Three months ended June 30,
		Amortization		Costs
		of Prism and		associated
		EasyPay	Stock-	with	2007	2006
	2007	intangible	based	acquisition	Funda-	GAAP
	GAAP	assets(1)	charge(2)	not pursued	mental

Net income (US$’000)	17,531	890	224	441	19,086	15,545
Earnings per share, basic (US$ cents)	31				33	27

Net income (ZAR’000)	124,793	6,344	1,595	3,139	135,871	100,149
Earnings per share, basic (ZAR cents)	219				238	174

(1) Amortization of Prism and EasyPay Intangibles, net of deferred tax benefit:

	$ ’000	ZAR ’000
Customer relationships	369	2,630
Software and unpatented technology .	95	679
Trademarks	933	6,642
Deferred tax benefit	(507)	(3,607)
	890	6,344

(2) Includes stock-based compensation charge related to options granted to employees of Prism and under the Amended and Restated Net 1 UEPS Technologies, Inc. 2004 Stock Incentive Plan.

Year ended June 30, 2007 and 2006

	Year ended June 30,
				Costs
		Amortization		associated
		of Prism and		with
		EasyPay	Stock-	acquisition	2007
	2007	intangible	based	not	Funda-	2006
	GAAP	assets(1)	charge(2)	pursued(3)	mental	GAAP

Net income (US$’000)	63,679	3,440	1,060	1,629	69,808	59,232
Earnings per share, basic (US$ cents)	112				123	105

Net income (ZAR’000)	459,126	24,801	7,643	11,745	503,315	379,837
Earnings per share, basic (ZAR cents)	806				884	673

(1) Amortization of Prism and EasyPay Intangibles, net of deferred tax benefit:

	US$	ZAR ’000
	’000
Customer relationships	1,393	10,040
Software and unpatented technology .	368	2,651
Trademarks	3,648	26,303
Deferred tax benefit	(1,969)	(14,193)
	3,440	24,801

(2) Includes stock-based compensation charge related to options granted to employees of Prism and under the Amended and Restated Net 1 UEPS Technologies, Inc. 2004 Stock Incentive Plan.

(3) Represents expenses associated with a potential acquisition that Net1 ultimately decided not to pursue during the three months ended December 31, 2006.

Net 1 UEPS Technologies, Inc.
Attachment D

FREQUENTLY ASKED QUESTIONS

1. What is the status of the SASSA tender and on what basis did Net1 submit a proposal?

     Net1 submitted ten proposals in response to the SASSA tender on Friday, May 4, 2007. We submitted a proposal for each one of South Africa’s nine provinces and a separate proposal for the country as a whole. SASSA provided an indicative time-frame for the evaluation of the tender proposals and the award of the contract to successful bidders, but some of the key dates have already been missed. According to the tender specification, the new contracts will commence on April 1, 2008 and our existing contracts have all been extended to March 31, 2008. We expect SASSA to complete the tender evaluation process before the end of December 2007, or otherwise extend the existing contracts until SASSA is ready to make a decision.

2. How will the tenders be adjudicated?

     The tenders will be adjudicated by a committee appointed by SASSA. The submissions will be evaluated in terms of the following 100-point scoring system:

  Technological solution: 60 points
  Financial proposal: 30 points
  Black economic empowerment procurement objectives: 10 points

3. How does Net1 view its chances of success for the SASSA tender and who are the competitors?

     We are confident that we will at least maintain our existing market share in the social grant payment business in South Africa for the following main reasons:

  our successful track record with our provincial government contracts over an extended period of time;
  our unique UEPS technology and biometric identification systems that enables us to effect secure off- line payments – especially in rural areas where communications infrastructure is limited or non-existent;
  our unique solution that gives SASSA the flexibility to utilize various distribution methods to conduct beneficiary registration, electronic voucher generation, electronic voucher distribution, proof of life and pay-out and payment transacting. Our solution is based on simplifying the existing processes and providing significantly improved convenience to beneficiaries to access and receive their grants;
  our financial strength that enables us to arrange finance for the significant amount of money required to pre-fund social grants in any, or all of the provinces, which is a requirement of the tender; and
  our commitment to the principles of black economic empowerment, underscored by our demonstrable high levels of employment equity, financial participation by local black partners, preferential procurement policies and community upliftment programs.

     However, as this is a competitive tender process, there can be no assurance that we will retain any or all of our existing contracts.

     We believe the other bidders who will participate in the process consist of the major South African banks and the other contractors currently engaged in the grant payment business, being Allpay (Pty) Ltd (a subsidiary of ABSA Bank) and Empilweni Payout Services (Pty) Ltd.

4. How will the pricing for any future contracts with SASSA change from the current base?

     Our pricing proposals are obviously confidential during this stage of the tendering process and we can not reveal any details of what we have proposed. Should we be successful with some or all of our proposals, the final pricing will depend on the options selected by SASSA and the service level agreement negotiations. As soon as we have finality on these prices upon completion of the tender process, we will provide a detailed update on the financial implications for Net1.

5. Can any interested party, such as an investor or analyst, talk to SASSA about the tenders and the process?

     Please refrain from contacting SASSA during the tender process as the tender evaluation process is conducted in a secure and confidential manner.

6. How do you forecast growth in beneficiary numbers?

     There are no official beneficiary growth forecasts. We forecast beneficiary numbers using the budgeted expenditure on social welfare grants provided in the South African government’s budget, taking into account that the amount budgeted for is a function of beneficiary numbers, as well as the average amount paid to each beneficiary class. Based on past experience and an analysis of the information at hand, we anticipate beneficiary growth of approximately 6% per annum. The growth in beneficiary numbers is fairly “lumpy” and is influenced by factors such as the government’s marketing and registration programs and the time taken by SASSA to process new grant applications.

7. What is the status of the wage payment system implementation with Grindrod Bank and how will Net1 derive income from the relationship with Grindrod Bank?

     In January 2007, we signed a co-operation agreement with Grindrod Bank, a fully registered bank in South Africa, for the establishment of a retail banking division within Grindrod Bank that will focus on deploying our wage payment solution in South Africa. Under the agreement, Grindrod Bank is responsible for the human resources, administration, compliance, risk management and financial affairs of the division. Net1 is responsible for the supply and maintenance of all UEPS hardware and software required to implement and run its wage payment system, for which it will charge a monthly fee per smart card account at Net1’s cost price, and will receive ongoing fee payments based on the amount of business transacted by the division utilizing the UEPS technology. Net1 is assisting Grindrod Bank with the implementation of the business plan and operational activities and both parties have contributed $0.7 million (ZAR 5 million) to assist with the set-up costs of the division. The division reports to an executive committee consisting of two Net1 and two Grindrod representatives.

     Net1 and Grindrod Bank commenced with the establishment of the division during the third quarter of fiscal 2007. During the establishment phase, all the relevant technological platforms will be installed, where required, or integrated between Net1 and Grindrod. Grindrod Bank, with Net1’s assistance, has also initiated the process that will enable it to become a member of the South African National Payment System and the various payment clearing houses in South Africa and significant progress was made in this regard during the fourth quarter of fiscal 2007. Our project plan to achieve these goals consists of 150 different tasks that were initiated during the last six months. A key milestone already achieved is the Payments Association of South Africa, or PASA, granting Grindrod Bank provisional membership. We expect the process of obtaining membership of the various payment clearing houses in South Africa to be completed during the second quarter of fiscal 2008. In parallel, Net1 and Grindrod Bank have defined the products, pricing and marketing strategy for the wage payment system. During the fourth quarter of fiscal 2007, Net1 and Grindrod Bank commenced pilot operations of the wage payment system and 1,807 people, mainly in the agricultural sector, were registered, issued with smart cards and paid. During the first quarter of fiscal 2008, the pilot will be extended to cover multiple employers in a specific geographic area, where after the solution will be made available on a national basis.

8. What is the size of the market opportunity for the wage payment system and how successful will Net1 and Grindrod Bank be in penetrating this market? What goals have been set and when will the first customers be signed up?

     The target markets for the wage payment system are the un-banked and under-banked wage earners in South Africa, estimated at five million people. These wage earners are typically paid in cash on a weekly, bi-weekly or monthly basis and have all the risks associated with cash payments, but none of the benefits associated with having a formal bank account. Net1 and Grindrod Bank plan to offer these wage earners a UEPS smart card that will allow the card holder to receive payment, transact and access other financial services in a secure, cost-effective way.

     We market the wage payment system to medium and large employers and to trade unions. The value proposition presented to employers focuses on the following key features:

  Safety – Security risks associated with cash transportation and short-payment disputes are eliminated;

  Cost-effectiveness – Our wage payment solution is significantly cheaper than the current cost to employers of preparing and distributing cash pay packets;

  Improved productivity – Our solution obviates the need to set aside valuable production time to physically pay employees; and

  Convenience – With our system, wages can be distributed off-line at any time, and financial products, such as cash advances, can be offered to the employee without placing any administrative burden on the employer.

Our value proposition to unions and employees has the following key elements:

  Safety – The personal safety risk of carrying cash is eliminated;

  Security – Our smart cards can only be used in conjunction with biometric verification and are completely loss tolerant – no money is lost if the card is lost or stolen;

  Convenience – Our cards can be used at any participating retailer or service provider at any time. Card holders can obtain cash from any participating retailer, eliminating the need to search for an available ATM;

  Cost effectiveness – Our solution is significantly cheaper than any other bank product, as we recover our fees mainly from employers, merchants and service providers; and

  Access to credible and affordable facilities, such as money transfers, loans, interest paying savings, life insurance and third party payments.

     During the fourth quarter of fiscal 2007, Net1 and Grindrod Bank commenced pilot operations of the wage payment system and 1,807 people, mainly in the agricultural sector, were registered, issued with smart cards and paid. During the first quarter of fiscal 2008, the pilot will be extended to cover multiple employers in a specific geographic area, where we already have a strong presence in terms of infrastructure, and where there is a pressing need for our solution from the mining, agricultural and fishing industries. Our target is to have a customer base of at least 1.5 million customers after three years of operation.

9. What is Net1’s strategy in expanding the UEPS technology outside South Africa?

     Our strategy to introduce the UEPS technology outside of South Africa consists of the following key components:

  Developing countries – We believe that our UEPS technology is ideally suited to “third world” economies where communications infrastructures are limited and the need for off-line payment technology is the greatest. Potential users of our technology in these countries are generally government agencies, employers, merchants and financial service providers and individuals, who may have a need for all, or any, of our applications and products. We analyze potential target countries to determine the most appropriate entry point in terms of users and applications and we establish relationships with the most likely customers. We believe that the most efficient way to deploy our technology in any country is for a local partner, or partners, to invest in the establishment of a UEPS switch and for these partners to implement and operate the technology, with our guidance and assistance. We refer to these UEPS switches as “SmartSwitch” for the relevant territory. We often participate as shareholders in the local switch as most partners prefer the supplier of the technology to have an on-going interest in the deployment and operation of the technology. In some cases, we enter new territories as a result of our participation in a tender process that calls for a solution to which our technology is ideally suited. In these instances, we are generally not offered a shareholding. Initially, we have focused our marketing efforts on the African continent where the need for our technology is arguably the greatest across the entire continent and because we have a good understanding of African business methodology and culture. Our proximity to most African countries, as well as the multiplier effect of having several implementations across the continent, also ensures a high amount of interest from the African continent; and

  Developed world – We believe that some of our UEPS applications and products are ideally suited to a “first world” environment, such as secure internet-based payments and mobile telephony transacting. We will offer these products to service providers such as mobile phone operators, financial institutions and internet-based retailers in the near future.

10. What are the economics of a new SmartSwitch implementation?

The financial implications to Net1 of a new SmartSwitch implementation consist of the following elements:

  Sale of hardware and software licenses to the SmartSwitch: Net1 provides all the necessary hardware and software licenses to any new SmartSwitch on market-related and arms-length terms, regardless of whether we are a shareholder in the SmartSwitch. If we are a shareholder in the SmartSwitch, we eliminate the appropriate portion of the profit on the sale of hardware and software licenses to the SmartSwitch in our reported financial statements. Any ongoing sales of hardware, additional software licenses, customization and maintenance services are treated in the same manner.

  Transaction fees, license fees and profit sharing: We receive annual license fees from any new switch that has been licensed with our technology. In some cases, we also negotiate a transaction fee payable to us for each transaction processed through the SmartSwitch. If we are a significant minority shareholder in the SmartSwitch, as is the case with SmartSwitch Namibia and SmartSwitch Botswana, we will include the financial results of the SmartSwitch in our reported financial statements on an equity accounting basis. If we are the majority shareholder in a SmartSwitch, such as SmartSwitch Nigeria, we consolidate the financial results of the SmartSwitch as part of the Net1 group. Our business plans and experience indicate that a SmartSwitch implementation will generally break even, on an operating profit basis, after twelve months of operation. We expect the SmartSwitch to generate revenues of $0.50 per card holder per month after another year of operation, increasing to $3.00 per cardholder after five years of operation. These numbers are indicative only and are dependent on several factors such as the relevant territory’s income per capita, the products and applications launched, currency strength and the size of the cardholder base.

  Investment in the SmartSwitch: Where we participate as a shareholder in a SmartSwitch, we contribute our share of the capital required to establish and fund the business pro-rata to our shareholding by way of subscribing for equity and shareholders’ loans.

11. What is the status of SmartSwitch Nigeria?

     We have completed the SmartSwitch Nigeria computer room which houses the UEPS backend processing hardware and software in Nigeria. In addition, the switch has been commissioned and the required Nigerian staff have been appointed and trained. A key milestone achieved during the fourth quarter of fiscal 2007 was the approval SmartSwitch Nigeria received from the Central Bank of Nigeria to:

  conduct a multi-lateral clearing and settlement system that will allow other financial institutions to participate in the switch; and
  utilize the UEPS smart card as a payment system in Nigeria.

Diamond Bank, one of Nigeria’s largest banking institutions, has ordered 50,000 smart cards from us for their initial deployment into a village community bank later this year.

     One of SmartSwitch Nigeria’s initial objectives is to have an impact on the financial industry in Nigeria, where approximately 90% of the population of 140 million people is un-banked and transacts in cash. SmartSwitch Nigeria’s other objectives will be to deploy the UEPS technology through several applications, including banking, health care, money transfers, pre-paid utilities and telephony and voting. SmartSwitch Nigeria, as a member of the CHAMS consortium, tendered to provide the Nigerian government with a multi-purpose smart card. The multi-purpose card tender comprises:

  a national identity authentication/ verification system,
  a government financial payments for services system, and
  an affordable banking solution.

     The Nigerian government has awarded the above tender jointly to the two shortlisted bidders, the CHAMS and IRIS consortia. Negotiations are currently underway to define the responsibilities of each of the consortia, which will ultimately determine the role of SmartSwitch Nigeria in this tender.

12. What is the Ghana contract all about?

     In June 2007 we were awarded the National Switch and Smart Card Payment System tender by the Central Bank of Ghana. The tender was issued pursuant to the vision of the Central Bank of Ghana to provide the Ghanaian financial services industry access to a robust technological platform that will allow for the switching of all existing payment instruments and introduce a new biometrically protected smart card designed to deliver affordable financial services to the majority of Ghanaian citizens. We believe this to be the first time that a national electronic payment system will allow so many different technologies to inter-operate with each other for the benefits of all stakeholders.

     The initial contract value for the delivery, installation and customization of the switch and UEPS hardware and software is estimated at approximately US$20 million. The solution will be implemented over the first three quarters of fiscal 2008 and is designed to achieve interoperability between all the existing ATM’s, POS’s and teller terminals owned by individual banks, will deploy new ATM’s and POS’s which will be connected directly to the new processing system and will introduce our UEPS smart card to be issued by the switch and all Ghanaian banks. The system will also incorporate a card risk management applet as well as the ability to provide biometric protection to PIN-based applications as an additional, but independent, verification process.

     We expect to generate an ongoing license fee based on the number of smart cards acquired for use through the Ghanaian national switch, as well as ongoing revenues from hardware and software maintenance and ongoing sales of hardware.

13. What territories are currently being targeted and how long is the sales cycle?

     We target any developing economy where the advantages of our payment system are obvious and in demand. The sales cycle in any new territory, although very difficult to predict, generally spans several months (in some cases, years) as a myriad of factors need to be considered, such as the corporate regulatory environment, central bank requirements, tax regimes, compilation of business plans, etc. Our strategic goal is to enter and introduce our UEPS technology in at least four new territories, of any size, during a twelve month period.

14. What is VTU and how does the revenue model work?

     VTU, or Virtual Top Up, facilitates mobile phone-based pre-paid airtime vending. The VTU technology enables prepaid cell users to purchase additional airtime simply, securely and conveniently through the distribution of airtime value from a vendor’s cellular handset to that of the customer, as opposed to through the use of a voucher. We derive revenue from the sale of VTU licenses to mobile operators and we have recently established VTU businesses in Colombia and Vietnam, where we are minority shareholders in companies that will provide a VTU service to prepaid cell phone users. These businesses will generate revenue by charging a percentage of the value of the airtime distributed through VTU.

15. What are your new patents for mobile payments all about?

     Our latest patents incorporate our UEPS and SIM card expertise into a system that will seamlessly bridge mobile phones to existing payment infrastructures such as ATM’s, POS devices, the Internet and voice channels. The application of these patents will allow any mobile phone user to effect payments that are generally referred to as “card not present” payments completely securely, through the utilization of a once off, disposable, virtual credit or debit card.

16. Why is the Net1 Financial Services segment constantly declining in revenue and profit?

     We offer UEPS-based loans to our social welfare cardholders with the primary purpose of assisting them to repay expensive loans with other loan providers and to escape the debt spiral that they are trapped in. Once our UEPS-based loans are repaid, we believe that the beneficiaries have an enhanced ability to remain debt-free, or take loans in amounts smaller than the original refinancing facility we offered to them. In addition, we continuously revise the interest rates charged on our UEPS-based loans, as part of our ongoing commitment to the South African government to provide affordable financial services to the unbanked population of that country. We believe that once cardholders escape the debt spiral they will have more disposable income to spend, including through our merchant acquiring base.

     Revenues and profit from our traditional microlending business have decreased due to our strategic decision not to grow this business, increased competition and lower interest rates charged on traditional microlending loans.

     In addition, the final phase of the National Credit Act (No. 34 of 2005), or NCA, became effective in South Africa on June 1, 2007. The NCA has impacted our traditional and UEPS-based lending activities in South Africa. In compliance with the provisions of the NCA, we are permitted to charge an initiation fee and a service fee on all traditional and UEPS-based lending activities as well as levy interest on a monthly basis. Our management has decided, effective June 1, 2007, to cease charging interest on all new UEPS-based lending activities and now charges a service fee. The fees generated from new UEPS-based lending activities approximate the interest that was historically generated from these activities. We were required, effective June 1, 2007, to reduce the interest charged on all new traditional lending activities and introduce a fee for initiation and servicing of all the new loans. The interest and fees generated from new traditional lending activities approximate the interest that was historically generated from these activities. Our management has included, and will continue to include in the foreseeable future, the initiation and service fees in the financial services segment.

     As the NCA regulates fees and interest charged on micro-lending loans and imposes obligations prior to granting of credit to individuals, we are unable to predict the impact on our financial services segment revenues and operating income for the year ended June 30, 2008, as a result of the introduction of the NCA from June 1, 2007.

17. What is the “pre-funded social welfare grant receivable” line item on the balance sheet?

     We have a unique cash flow cycle due to our obligations to pre-fund the payments of social welfare grants in the KwaZulu-Natal and Eastern Cape provinces. We provide the funds required for the grant payments on behalf of these provincial governments from our own cash resources and are reimbursed within two weeks by the KwaZulu-Natal and Eastern Cape governments, thus exposing ourselves to these provinces’ credit risk. In addition, through our merchant acquiring system, we may also pre-fund social welfare grants in the provinces where we operate. These obligations result in a peak funding requirement, on a monthly basis, of approximately

$48.0 million (ZAR 340 million) for each of the KwaZulu-Natal and Eastern Cape contracts. The funding requirements are at peak levels for the first three weeks of every month during the year.

     The actual quantum of Net1’s cash reserves should be evaluated by regarding this highly liquid, very short-term government receivable as a near-cash equivalent.

18. How does Net1 view its investor relations function?

     We believe that a proper investor relations function requires a full-time employee that is intricately involved with the group’s daily activities and operations. We are at the final interview stage with suitable candidates and expect to make an announcement in this regard soon. In the interim, we have formulated the following plan to address the immediate needs of our investors:

  Our Vancouver based IR team, consisting of Randy Saunders and Bill Espley, will continue to handle all initial communication with prospective investors and supply investor packs and historical information. The Vancouver office can be reached at +1 (604) 484-8750 or toll free at 1-866-412-NET1 (6381).

  We have also set up a communication matrix that will allow our Vancouver team to access the relevant persons in Net1 to answer any technical or accounting queries. Any such queries can be directed to the Vancouver office, from where Randy and Bill will communicate with the designated person in Johannesburg to obtain the answers and respond to the query.

  We understand that our key shareholders desire to speak directly to executive management, regardless of the existence of an IR function. Any request to talk to the executive management team should be directed to the Vancouver office, where Randy and Bill will access our diaries to schedule any meeting requests.

  The executive management team will continue to visit the United States at least twice a year, specifically to meet with analysts and investors.

  We welcome visits by all shareholders and analysts to our head office and operations in South Africa. Any scheduling requests should be given to the Vancouver office and we will confirm the appointment as soon as we can.

19. How are you growing the management team?

     During the last year, we made significant progress in strengthening the Net1 management team. Our acquisition of Prism provided us with a pool of IT professionals who have been integrated into the Net1 research and development environment and we now have forty IT professionals who are working full time on the enhancement, customization and maintenance of our UEPS flagship. We have also appointed senior Prism managers to oversee our in-house legal function as well as our Easypay, cryptography, VTU, SIM card development and production activities.

     We have appointed three senior managers to assist Brenda Stewart, our senior vice-president of marketing and sales with project management, marketing and implementation activities on a global basis. We have also appointed a senior manager to oversee the established activities of our international and SmartSwitch operations and we have created an investment forum to consider all aspects of prospective investments in new territories.

     Our finance, administration, human resources, compliance and treasury functions are growing continuously to provide a high level of support to the group.

     Finally, we have restructured and strengthened our operations teams to ensure ongoing effective management of our South African social welfare and wage payment activities.

     We are committed to growing the Net1 management team to ensure that we are able to capitalize on the myriad of opportunities we are presented with on an ongoing basis.

20. What is the status of your share buy-back program?

     On May 17, 2007, we announced a share buy-back program for the repurchase of up to $50 million of the Company's common stock at any time and from time to time through June 30, 2008. To date, we have repurchased 40,100 shares of our common stock.

21. What effect will the proposed abolishment of Secondary Taxation on Companies in South Africa have on Net1?

     On February 21, 2007, the South African Minister of Finance announced in his National Budget speech that the National Government intends to phase out Secondary Taxation on Companies, or STC, and introduce a dividend tax at a shareholder level. Currently South African companies are required to pay STC at a rate of 12.5% on dividends distributed, subject to certain exemptions. If a dividend tax is introduced South African companies will no longer be liable to pay STC, and the shareholder will be liable to pay the dividend tax. We have not yet determined whether we would qualify for the treaty relief available to foreign shareholders.

     The reform will be implemented in two phases, the first phase entailing a reduction of the STC rate, effective October 1, 2007, to 10% and the second phase, expected in 2008, a total conversion to a dividend tax. It is likely that South Africa companies will be required to withhold the dividend tax on all dividends paid.

     We can not reasonably determine whether these proposals will be enacted as proposed and we will comply with the new tax legislation once it has been enacted. We expect the proposed replacement of STC with a dividend tax to reduce our current fully distributed rate of 36.89% to 29%. In addition, under GAAP we apply the fully distributed rate of 36.89% to our deferred taxation assets and liabilities. The change in the fully distributed rate is expected to reduce our deferred taxation assets and liabilities.

     Included in our earnings for the year ended June 30, 2007, is deferred income tax expense of approximately $8.3 million (ZAR 59.6 million), respectively, related to the application of the fully-distributed rate of 36.89% compared with the South African statutory rate of 29% to our Income before income tax. The following table illustrates the effect on our June 30, 2007, income tax expense, earnings per share and net deferred tax liability as if the first and second phases described above had been enacted on July 1, 2006:

	Year ended June 30, 2007

		Illustrative effect	Illustrative effect
	Actual	scenario 1(1)	scenario 2(2)
Fully distributed tax rate	36.89%	35.45%	29.00%
Income tax expense	$37,574	$35,920	$29,306
Net deferred tax liability reversal to net income (3)	-	$3,389	$16,946
Earnings per share, in U.S. cents	111.8	114.7	126.3
Net deferred tax liability as at June 30	$29,191	$23,584	$1,157

     (1) Scenario 1 illustrates the reduction in the fully distributed rate from 36.89% to 35.45% had the reduction in the STC rate been enacted on July 1, 2006.

     (2) Scenario 2 illustrates the abolishment of STC had this been enacted on July 1, 2006. Accordingly, the fully-distributed rate decreases from 36.89% to 29%. All South African deferred tax assets and liabilities are now measured at 29% which results in a reversal of net deferred tax liabilities recognized.

     (3) The net deferred tax liability reversal to net income represents the net deferred tax liability rate adjustment as of June 30, 2006 translated at rates applicable as of June 30, 2006 assuming a) the fully-distributed tax rate, prior to the abolishment of STC, was 35.45% (potential outcome scenario 1) and b) the fully-distributed tax rate is thereafter 29% (potential outcome scenario 2).

     As discussed above, we can not reasonably determine whether, or when, these amendments will be enacted as proposed and what the ultimate effect on our reported earnings will be.